EXHIBIT 99.1
2707 NO. 108TH ST. OMAHA, NE 68164 TEL: 402-829-6800 FAX: 402-829-6835

For further information, contact:

LINDSAY CORPORATION:	HALLIBURTON INVESTOR RELATIONS:

David Downing	Jeff Elliott or Geralyn DeBusk

SVP and CFO	972-458-8000

402-827-6235
LINDSAY CORPORATION REPORTS FISCAL 2007 FOURTH QUARTER, FULL-YEAR RESULTS
OMAHA, Neb., October 10, 2007—Lindsay Corporation (NYSE: LNN), a leading provider of irrigation systems and infrastructure products, today announced results for its fourth quarter and full fiscal year ended August 31, 2007.
Fourth Quarter Results
Fourth quarter fiscal 2007 total revenues were $73.5 million, a 30 percent increase from $56.6 million for the year-ago period. Net earnings were $3.8 million, or $0.32 per diluted share, compared with $3.1 million, or $0.26 per diluted share, in the prior year’s fiscal fourth quarter.
Total irrigation equipment revenues increased 26 percent to $52.1 million from $41.3 million in the prior fiscal year’s fourth quarter, due to higher sales volumes resulting from improved domestic market conditions combined with strong activity in Mexico and the Middle East. Domestic irrigation revenues increased 12 percent, while international irrigation revenues were 52 percent higher than the prior year’s fourth quarter. Infrastructure revenues were $21.4 million, compared with $15.2 million in the prior year period, with $5.5 million resulting from the inclusion of revenues from our Italian infrastructure subsidiary Snoline S.P.A. (“Snoline”), which we acquired in December 2006.
Rick Parod, president and chief executive officer, commented, “Demand for irrigation equipment improved with higher global commodity prices, new Middle East projects and an improvement in Mexico following delayed government support programs earlier in the year. Infrastructure revenues, which include a strong quarter at Snoline, reflect increased international penetration for our moveable barrier and crash cushion product lines.”
Gross margin for the fourth quarter of fiscal 2007 improved to 25.0 percent from 24.6 percent a year ago, due to higher factory volumes and continued improvements in selling margins on irrigation equipment. Operating income during the quarter was $5.9 million, compared with $4.7 million in the prior year period. Operating expenses of $12.5 million increased $3.2 million, with approximately $0.8 million of the increase from the inclusion of Snoline expenses. Higher medical expenses, expanded infrastructure research and development expenditures and investments in personnel to support the company’s growth initiatives also contributed to the higher expense level.
Lindsay’s backlog of unshipped orders at August 31, 2007, was $49.4 million compared with $26.8 million at August 31, 2006. Irrigation backlog increased $12.5 million, or 112 percent, and infrastructure backlog increased 65 percent to $25.7 million including Snoline. “The irrigation backlog increase reflects improved selling conditions globally, and success in winning a large irrigation project in Egypt. The significant increase in infrastructure backlog is due primarily to greater market penetration for BSI’s products in the U.S. and international markets,” Parod said.
Full-Year Results
Total revenues for fiscal 2007 were $281.9 million, a 25 percent increase from $226.0 million reported a year ago. Total irrigation equipment revenues of $216.5 million increased 12 percent from a year ago, while infrastructure revenues grew 102 percent to $65.4 million. Infrastructure revenues include a full year of revenues from Barrier Systems, Inc., our U.S. infrastructure subsidiary (“BSI”) compared with revenues for only one fiscal quarter in the prior year from BSI, and eight months revenues from Snoline which we did not own during fiscal 2006. Net earnings were $15.6 million, or $1.31 per diluted share, compared with $11.7 million, or $1.00 per diluted share, for fiscal year 2006.
Cash flows from operations for fiscal 2007 were $10.1 million, a decrease of $4.3 million from a year ago. Cash and marketable securities at August 31, 2007 were $48.6 million, compared with $59.3 million at August 31, 2006. Shareholders’ equity at August 31, 2007, was $141.0 million, or $12.00 per outstanding common share, compared with $120.9 million, or $10.47 per outstanding common share, at August 31, 2006.
On July 18, 2007, Lindsay announced that it had increased its regular quarterly cash dividend by 8 percent to $0.07 per share from $0.065 per share. The new annual indicated rate is $0.28 per share, an increase from the previous annual indicated rate of $0.26 per share.
Outlook
Parod stated, “I see improving global demand for our irrigation equipment, which supports efficient water use initiatives, feedstock for bio fuels and a growing population. BSI and Snoline are well positioned to accelerate growth with the demand for improved road safety and infrastructure investments globally. We will continue to leverage our strong cash flows and financial flexibility to create shareholder value through a balance of organic growth opportunities, accretive acquisitions, share repurchases and dividend payments.”
Fourth-Quarter Conference Call
Lindsay’s fiscal 2007 fourth quarter investor conference call is scheduled for 11:00 a.m. ET today. The conference call will be simulcast live on the Internet and can be accessed via the investor relations section of the Company’s Web site, www.lindsay.com. The Company will have a slide presentation available to augment management’s formal presentation, which will also be accessible via the Company’s Web site.
About the Company
Lindsay manufactures and markets irrigation equipment including Zimmatic, Greenfield, Stettyn and Perrot center pivot, lateral move and hose reel irrigation systems and GrowSmart controls, all of which are used by farmers to increase or stabilize crop production while conserving water, energy, and labor. The Company also manufactures and markets infrastructure products including movable barriers for lane management to reduce traffic congestion and improve safety through its wholly owned subsidiaries, Barrier Systems Inc. and Snoline S.P.A. In addition, the Company produces crash cushions and specialty barriers to improve motorist and highway worker safety, large diameter steel tubing, and provides outsourced manufacturing and production services for other companies. At August 31, 2007, Lindsay had approximately 11.7 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.

Concerning Forward-looking Statements
This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. Forward-looking statements include the information concerning possible or assumed future results of operations of the Company and those statements preceded by, followed by or including the words “expectation,” “outlook,” “could,” “may,” “should,” or similar expressions. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Lindsay Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
For the twelve-months ended August 31, 2007, 2006 and 2005

	Twelve Months Ended

	August	August	August
	2007	2006	2005
(in thousands, except per share amounts)

Operating revenues	$281,857	$226,001	$177,271
Cost of operating revenues	212,125	177,760	143,700

Gross profit	69,732	48,241	33,571

Operating expenses:
Selling expense	17,396	12,932	11,031
General and administrative expense	23,897	17,066	14,377
Engineering and research expense	4,680	2,741	2,665

Total operating expenses	45,973	32,739	28,073

Operating income	23,759	15,502	5,498

Other income (expense):
Interest expense	(2,399)	(697)	(159)
Interest income	2,162	2,101	1,338
Other, net	611	503	273

Earnings before income taxes	24,133	17,409	6,950

Income tax provision	8,513	5,709	2,112

Net earnings	$15,620	$11,700	$4,838

Basic net earnings per share	$1.34	$1.01	$0.42

Diluted net earnings per share	$1.31	$1.00	$0.41

Average shares outstanding	11,633	11,529	11,649
Diluted effect of stock equivalents	331	183	152

Average shares outstanding assuming dilution	11,964	11,712	11,801

Cash dividends per share	$0.265	$0.245	$0.225

Lindsay Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS
August 31, 2007 and 2006

	August	August
	2007	2006
($ in thousands, except par values)

ASSETS
Current Assets:
Cash and cash equivalents	$21,022	$43,344
Marketable securities	27,591	10,179
Receivables, net of allowance, $946 and $595, respectively	46,968	38,115
Inventories, net	41,099	26,818
Other current assets	7,653	3,947

Total current assets	144,333	122,403

Long-term marketable securities	—	5,778
Property, plant and equipment, net	44,292	26,981
Other intangible assets, net	25,830	20,998
Goodwill, net	16,845	11,129
Other noncurrent assets	6,421	4,945

Total assets	$237,721	$192,234

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable.	$18,367	$9,565
Current portion of long-term debt	6,171	4,286
Other current liabilities	28,103	23,619

Total current liabilities	52,641	37,470

Pension benefits liabilities	5,384	5,003
Long-term debt	31,796	25,714
Other noncurrent liabilities	6,872	3,147

Total liabilities	96,693	71,334

Shareholders’ equity:
Preferred stock, ($1 par value, 2,000,000 shares authorized, no shares issued and outstanding)	—	—
Common stock, ($1 par value, 25,000,000 shares authorized, 17,744,458 and 17,600,686 shares issued and outstanding in 2007 and 2006, respectively)	17,744	17,600
Capital in excess of stated value	11,734	5,896
Retained earnings	204,750	192,319
Less treasury stock (at cost, 5,998,448 and 6,048,448 shares) in 2007 and 2006, respectively)	(95,749)	(96,547)
Accumulated other comprehensive income, net	2,549	1,632

Total shareholders’ equity	141,028	120,900

Total liabilities and shareholders’ equity	$237,721	$192,234

Lindsay Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the twelve-months ended August 31, 2007, 2006 and 2005
(unaudited)

	August	August	August
($ in thousands)	2007	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$15,620	$11,700	$4,838
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	7,160	4,081	3,481
Amortization of marketable securities premiums, net	39	204	248
(Gain) loss on sale of property, plant and equipment	(67)	(114)	37
Provision for uncollectible accounts receivable	60	95	88
Deferred income taxes	(2,630)	(3,689)	(1,140)
Stock option tax benefits	—	—	136
Equity in net earnings of equity method investments	—	(4)	(257)
Stock-based compensation expense	2,174	1,739	—
Other, net	(78)	(65)	16
Changes in assets and liabilities:
Receivables, net	(3,497)	(5,183)	6,203
Inventories, net	(10,925)	(2,030)	828
Other current assets	(2,606)	(332)	(45)
Accounts payable	4,335	(310)	(2,429)
Other current liabilities	1,604	5,903	(3,031)
Current taxes payable	(349)	1,898	257
Other noncurrent assets and liabilities	(716)	503	2,548

Net cash provided by operating activities	10,124	14,396	11,778

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(14,647)	(3,592)	(4,122)
Proceeds from sale of property, plant and equipment	165	267	55
Acquisition of business	(16,705)	(34,428)	—
Proceeds from sale of an equity investment	—	354	—
Purchases of marketable securities available-for-sale	(90,700)	—	(1,841)
Proceeds from maturities of marketable securities available-for-sale	79,150	13,169	19,100

Net cash (used in) provided by investing activities	(42,737)	(24,230)	13,192

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock under stock option plan	3,350	485	621
Proceeds from issuance of long-term debt	13,196	30,000	—
Principal payments on long-term debt	(5,229)	—	—
Repurchases of common stock	—	—	(6,649)
Excess tax benefits from stock-based compensation	1,266	—	—
Dividends paid.	(3,090)	(2,825)	(2,603)

Net cash provided by (used in) financing activities	9,493	27,660	(8,631)

Effect of exchange rate changes on cash	798	(46)	252

Net (decrease) increase in cash and cash equivalents	(22,322)	17,780	16,591
Cash and cash equivalents, beginning of period	43,344	25,564	8,973

Cash and cash equivalents, end of period	$21,022	$43,344	$25,564